Exhibit 23.1

CONSENT AND ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-185286) and related prospectus of TD Ameritrade Holding Corporation for the registration of senior unsecured debt securities and to the incorporation by reference therein of our reports dated November 22, 2013, with respect to the consolidated financial statements of TD Ameritrade Holding Corporation and the effectiveness of internal control over financial reporting of TD Ameritrade Holding Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-185286) of TD Ameritrade Holding Corporation for the registration of senior unsecured debt of our reports dated February 5, 2014, May 9, 2014 and August 5, 2014 relating to the unaudited consolidated financial statements of TD Ameritrade Holding Corporation that are included in its Forms 10-Q for the quarters ended December 31, 2013, March 31, 2014 and June 30, 2014.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

September 29, 2014